EXHIBIT 10.14


                         EXECUTIVE EMPLOYMENT AGREEMENT


This Agreement is made as of February 12, 1999 (the "Effective Date") between CNS, INC. a Delaware corporation ("CNS") and Teri Osgood ("Employee").

WHEREAS, CNS considers the establishment and maintenance of a sound and vital management to be essential to protecting and enhancing the best interests of CNS and its shareholders; and

WHEREAS, Employee has made and is expected to continue to make, due to his experience and knowledge, a significant contribution to the profitability, growth and financial strength of CNS; and

WHEREAS, CNS, as a publicly held corporation, recognizes that the possibility of a change in control may exist and that such possibility and the uncertainty and questions which it may raise among management may result in the departure or distraction of the performance of Employee's duties to the detriment of CNS and its shareholders; and

WHEREAS, Employee is willing to continue his employment with CNS upon the understanding that CNS will provide income security if Employee's employment is terminated under certain terms and conditions;

WHEREAS, it is in the best interests of CNS and its stockholders to employ Employee and to reinforce and encourage his continued attention and dedication to his assigned duties without distraction and to ensure his continued availability to CNS in the event of a Change in Control; and

WHEREAS, it is further in CNS's best interests to receive certain assurances from Employee regarding CNS's confidentiality, competition and other proprietary business concerns;

THEREFORE, in consideration of the foregoing and of this agreement, certain change in control protection, continued employment and other benefits hereunder, as well as other mutual covenants and obligations hereinafter set forth, CNS and Employee agree as follows:

1. Employment. CNS agrees to continue to employ Employee as its VP, New Business Commercialization under the terms, conditions and benefits set forth herein and Employee accepts continued employment with CNS on said terms, conditions and benefits.

2. Term. The term of Employee's employment shall continue until terminated pursuant to paragraph 6, 7, or 8 herein.

3. Duties. In his position as VP, New Business Commercialization, Employee will continue to faithfully and diligently perform such executive management



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         responsibilities as may be assigned to him from time to time by the
         Chief Executive Officer, President or Chairman of the Board of Directors of CNS (the "Board"); devote his full time, energy and skill to CNS's business, as is reasonably necessary to execute fully his duties hereunder, except for vacations, absences made necessary because of illness, and service on other corporate, civic, or charitable boards or committees not significantly interfering with his duties hereunder; and promote CNS's best interests. The principal place of employment and the location of Employee's principal office and normal place of work shall be in the Minneapolis, Minnesota metropolitan area. Employee will be expected to travel to other locations, as necessary, in the performance of his duties during the term of this Agreement. Employee shall notify the President of any other paid position which he is considering accepting, including but not limited to a board of directors position, a position as an employee or an independent consultant, or any position, whether or not for pay, which could constitute a conflict of interest with CNS. The Employee agrees not to accept any such position without the President of CNS's prior approval.

4. Compensation. For all services rendered by Employee, CNS shall pay Employee the compensation described in Exhibit A, payable at such times as salaried employees of CNS are customarily paid. The President of CNS shall, from time to time during Employee's employment, review his annual salary in connection with possible increases, giving consideration to inflation factors, performance of Employee and CNS, salaries paid for positions of similar responsibility for other companies, and other relevant factors, and shall provide for such increases when deemed appropriate. Employee shall in addition be eligible to participate in the annual management incentive bonus program, as approved by the Board of Directors. In the event of termination of this Agreement by CNS without Good Cause, as defined in paragraph 7 herein, the Board may, in good faith and in its sole discretion, determine and cause to be paid a partial bonus based on Employee's performance through the date of termination, and such determination shall be final and binding.

5. Benefits. Employee shall be entitled to Paid Time Off consistent with CNS policy and such insurance, 401(k) program and other benefits available to all salaried employees of CNS, subject to any limitations on such benefits to officers, directors or highly paid employees in order that such benefit programs qualify under federal or state law for favored tax or other treatment. Such benefit programs may be changed from time to time by the Board. Employee shall also be entitled to reimbursement of his reasonable and necessary expenses incurred in connection with the performance of his duties hereunder.

6. Termination by Employee. Employee may resign his employment with CNS effective upon 30 days' advance written notice to the President. If Employee resigns under this paragraph, the President retains the right to terminate his employment, effective upon written notice to Employee, at any time during the 30-day notice period, provided, however, that base salary and the employer portion of his health insurance premiums will



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Executive Employment Agreement
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         continue to be paid by CNS for the duration of the 30-day notice period. In connection with his termination, Employee will receive any accrued unused Paid Time Off to which he is entitled.

7. Termination by CNS. CNS shall have the right to terminate Employee's employment in any of the following ways:

         a. CNS may, by written notice to Employee, terminate his employment without Good Cause, in which event Employee will be paid his base salary up to the date of termination. Employee is also entitled to receive Salary Continuation for one year from his termination date. "Salary Continuation" shall mean payment by CNS of the Employee's base salary as of his termination date, payable to Employee on the same schedule and in the same amount as the payment of base salary prior to termination of his employment, until such time as the full Salary Continuation obligation shall be discharged, as provided in this paragraph 7. During the period when Salary Continuation is payable to Employee, CNS will also continue to provide to Employee all group medical, dental and life plan benefits provided to its other senior executives. Employee shall also receive any accrued unused Paid Time Off to which he is entitled. Receipt of Salary Continuation is subject to Employee's compliance with his obligations under paragraphs 9, 10, 11 and 12 of this Agreement and his execution of a standard release agreement which includes, in addition to release of claims against CNS and related releasees, an obligation not to speak negatively about or harm CNS, confidentiality with respect to the termination process, and cooperation with the transition of responsibilities. Payment of the employer portion of Employee's group medical, dental and life plan premiums under this paragraph and under paragraphs 6 and 8 herein shall cease as of the date on which Employee is covered under other such group plans if such coverage occurs prior to termination of any salary continuation periods set forth in said paragraphs.

         b. CNS, by written notice to Employee, may terminate his employment for Good Cause, as defined below. In the event of termination under this subparagraph 7.b., Employee shall be paid his base salary up to the date of termination. "Good Cause" for the purpose of this Agreement shall mean one or more of the following: (i) willful and premeditated failure or refusal of Employee to render services to CNS in accordance with his obligations under paragraph 3; (ii) the commission by Employee of an act of fraud or embezzlement against CNS; (iii) the commission by Employee of any other willful or reckless act which injures CNS in a substantial or material way (it being understood that mere negligence in performance of duties is not Good Cause under this Agreement); (iv) the breach by Employee of any provision of this Agreement; or (v) the commission of a substantial act of moral turpitude by Employee which is deemed by CNS's Board to have a material adverse effect on CNS; or (vi) unsatisfactory performance after


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                  specific notice of performance deficiencies, description of expectations and opportunity to cure.

         c. CNS, by written notice to Employee, may terminate Employee's employment under this Agreement if he becomes physically or mentally disabled during the term so that he has not been able to substantially perform, for a period of 120 consecutive days, with reasonable accommodation, the usual duties assigned to him hereunder ("Disability"). Upon such determination, CNS shall pay to Employee his base salary up to the date of such termination to the extent not covered by any disability plan.

         d. This Agreement shall terminate upon the Employee's death during its term, except that CNS shall pay to the legal representative of Employee's estate all base salary due him up to the date of his death.

8. Termination Following a Change in Control.

DEFINITION.

         a. For purposes of this Agreement, "Change in Control" shall mean the occurrence of one of the following events:

                  i.       ACQUISITION OF 25% OF STOCK IN CNS
                           any "person" [as such term is used in Section 13(d) and 4(d) of the Securities Exchange Act of 1934, as amended ("Exchange Act")], other than a trustee or other fiduciary holding securities under an employee benefit plan of CNS is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange
                           Act), directly or indirectly of securities representing 25% or more of the combined voting power of CNS's then outstanding securities;

                  ii. CHANGE IN 50% OF BOARD DIRECTORS WHO WERE NOT APPROVED BY BOARD during any period of two consecutive years (not including any period ending prior to the effective date of this Agreement), individuals who at the beginning of such period constitute the Board of Directors of CNS, and any new director [other than a director designated by a person who has entered into agreement with CNS to effect a transaction permitted by Section 6(a)(I), (iii) or (iv)] whose election by the Board of Directors of CNS or nomination for election by CNS's stockholders was approved by vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved ("Continuing Directors"), cease for any reason to constitute at least a majority of the



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                           Board of Directors of CNS;

                  iii. MERGER OR CONSOLIDATION WHERE CNS SHAREHOLDERS OWN LESS THAN 50% OF SURVIVING COMPANY'S STOCK the stockholders of CNS approve a merger or consolidation of CNS with any other corporation, other than (A) a merger or consolidation which would result in the voting securities of CNS outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the merged or consolidated entity) 50% or more of the combined voting power of the voting securities of CNS or such merged or consolidated entity outstanding immediately after such merger or consolidation, or (B) a merger or consolidation effected to implement a recapitalization of CNS or similar transaction in which no "person" acquires more than 25% of the combined voting power of CNS's then outstanding securities;

                  iv. SALE OF CNS ASSETS FOR VALUE TOTALING 50% OR MORE OF CNS STOCK MARKET VALUE the stockholders of CNS approve a plan of complete liquidation or a sale or disposition by CNS of all or substantially all of CNS's assets. "The sale or disposition by CNS of all or substantially all of CNS's assets" shall mean a sale or other disposition transaction or series of related transactions involving assets of CNS or of any direct or indirect subsidiary of CNS (including the stock of any direct or indirect subsidiary of CNS) in which the value of the assets or stock being sold or otherwise disposed of (as measured by the purchase price being paid therefor or by such other method as the Board of Directors of CNS determines is appropriate in a case where there is no readily ascertainable purchase price) constitutes more than 50% of the fair market value of CNS. For purposes of the preceding sentence, the "fair market value of CNS" shall be the aggregate market value of CNS's outstanding common stock (on a fully diluted basis) plus the aggregate market value of CNS's other outstanding equity securities. The aggregate market value of CNS's common stock shall be determined by multiplying the number of shares of CNS common stock (on a fully diluted basis) outstanding on the date of the execution and delivery of a definitive agreement ("Transaction Date") with respect to the sale or disposition by CNS of all or substantially all of CNS's assets by the average closing price for CNS's common stock for the ten trading days immediately preceding the Transaction Date. The aggregate market value of any other equity securities of CNS shall be determined in a manner similar to that prescribed in the immediately preceding sentence for determining the aggregate market value of CNS's common stock or by such other method as the Board of Directors of CNS shall determine is



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                           appropriate; and Employee agrees that, subject to the
                           terms and conditions of this Agreement, in the event of a Change in Control of CNS occurring after the date hereof, Employee will remain in the employ of CNS for a period of 30 days from the occurrence of such Change in Control.

         b. Applicability. In the event of a Change in Control, the terms of this subparagraph 8.b shall be effective for a period of 24 months following the Change in Control. At the expiration of such 24 month period this Agreement in its entirety shall be terminated and be of no further effect. Employee shall be entitled to receive the benefits set forth in subparagraph 8.f if, within 24 months of such Change in Control, his employment is terminated by CNS or its successor without Good Cause (as defined in paragraph 7.a above), or by Employee for Good Reason (as defined in subparagraph 8.b.i, below). Employee shall, in return for the benefits provided under subparagraph 8.f., sign a standard release agreement with CNS, in which he agrees to release any and all claims and causes of action which he might have against CNS and in which he affirms and acknowledges his obligations under paragraphs 9, 10, 11 and 12 of this Agreement.

                  i. Termination for Good Reason shall be effective immediately upon written notice from the Employee to the President. Good Reason shall exist if CNS has materially breached any of the terms of this Agreement; Employee is assigned duties which are materially inconsistent with his position, duties, responsibilities and status as VP, New Business Commercialization; his compensation, including any incentive compensation or bonus plan, is reduced; or relocation of CNS would require him to relocate his principal residence outside reasonable commuting distance of the Twin Cities Metropolitan area.

                  ii. Termination without Good Cause shall be effective upon 30 days' advance notice by CNS to the Employee. For purposes of this paragraph 8, Good Cause shall be defined as in subparagraph 7.b.

         c. Notice of Termination. Any purported termination of employment under this paragraph 8 and also under paragraphs 6 and 7 shall be communicated by written Notice of Termination to the other party hereto in accordance with paragraph 20 hereunder. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which indicates the specific termination provision in this Agreement relied upon and which sets forth the facts and circumstances claimed to provide a basis for termination of Employee's employment.



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         d.       Date of Termination. For purposes of this paragraph 8 and also paragraphs 6 and 7 of this Agreement, "Date of Termination" shall mean:

                  i. if Employee's employment is terminated for Disability, as defined in paragraph 7.c. hereunder, 30 days after Notice of Termination is given (provided that Employee shall not have returned to the full-time performance of Employee's duties during such 30 day period); and

                  ii. if Employee's employment is terminated pursuant to a provision contained in paragraph 6, 7 or 8 herein or for any other reason (other than Disability), the date specified in the Notice of Termination, consistent with the provisions in said paragraphs.

         e. Dispute of Termination. If, within ten days after any Notice of Termination is given under this paragraph 8, the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, the Date of Termination shall be the date on which the dispute is finally determined, either by mutual written agreement of the parties, or by a final judgment, order or decree of a court of competent jurisdiction (which is not appealable or the time for appeal therefrom having expired and no appeal having been perfected); provided, that the Date of Termination shall be extended by a notice of dispute only if such notice is given in good faith and the party giving such notice pursues the resolution of such dispute with reasonable diligence. Notwithstanding the pendency of any such dispute, CNS shall continue to pay Employee full compensation in effect when the notice giving rise to the dispute was given (including, but not limited to, base salary) and continue Employee as a participant in all compensation, benefit and insurance plans in which Employee was participating when the notice giving rise to the dispute was given, to the extent permissible under the terms of the applicable group plans and state and federal law, until the dispute is finally resolved in accordance with this subparagraph. Amounts paid under this subsection are in addition to all other amounts due under this Agreement and shall not be offset against or reduce any other amounts under this Agreement.



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         f.       Compensation Upon Termination. Following a Change in Control,
                  as defined in subparagraph 8.a. above, to the extent provided in subparagraph 8.b. above, Employee shall be entitled to the following benefits in lieu of any benefits which would otherwise be available to him upon termination under paragraphs 6 or 7 hereunder:

                  i. CNS shall pay Employee through the Date of Termination Employee's base salary at the rate in effect at the time the Notice of Termination is given and any other form or type of other compensation otherwise payable for such period, including any applicable incentive bonus, commensurate with his performance and the performance of CNS.

                  ii. In lieu of any further salary payments for periods subsequent to the Date of Termination, CNS shall pay a severance payment (the "Severance Payment") equal to 24 months of Employee's Compensation as defined below based on the average monthly Compensation paid to Employee during the 24 month period ending immediately prior to the Date of Termination (without giving effect to any reduction in such Compensation which would constitute a breach of this Agreement). If the Employee has not been employed by CNS for 24 months as of the Date of Termination, average monthly Compensation shall be the Employee's average monthly Compensation for the number of months during which the Employee has been employed at CNS. For purposes of this subparagraph, Compensation shall mean and include every type and form of compensation paid to Employee by CNS (or any corporation ("Affiliate") affiliated with CNS within the meaning of Section 1504 of the Internal Revenue Code of 1986, as may be amended from time to time (the "Code")) and included in Employee's gross income for federal income tax purposes, but excluding compensation income arising from (1) hiring bonuses and (2) compensation income recognized as a result of the exercise of stock options or sale of the stock so acquired. All of Employee's contributions to any qualified plan pursuant to Section 401(k) of the Code or any flexible benefit plan pursuant to Section 125 of the Code shall be deemed to be included in gross income for federal tax purposes for purposes of this subparagraph. The Severance Payment shall be made in a single lump sum within 60 days after the Date of Termination.

                  iii. For 18 months following the Employee's Date of Termination, CNS shall arrange to provide, at its sole expense, Employee with group medical, dental and life plan benefits substantially similar to those which Employee was receiving or entitled to receive immediately prior to the Notice of Termination. The cost of providing such benefits shall be in addition to (and shall not reduce) the Severance Payment. Benefits otherwise



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                           receivable by Employee pursuant to this paragraph
                           (iii) shall be reduced to the extent comparable benefits are actually received by Employee during such period from any third party, and any such benefits actually received by Employee shall be reported to CNS.

                  iv. CNS shall also pay to Employee all legal fees and expenses incurred by Employee as a result of such termination (including all such fees and expenses, if any, incurred in contesting or disputing any such termination or in seeking to obtain or enforce any right or benefit provided by this paragraph).

                  v. The Severance Payment shall be reduced and offset by the amount of any other payment received or to be received by Employee in connection with his termination of employment pursuant to any policies of CNS.

                  vi. If a determination is made by legislation, regulations, rulings directed to CNS or Employee, or court decision that the aggregate amount of any payment made to Employee hereunder, or pursuant to any plan, program or policy of CNS in connection with, on account of, or as a result of, a Change of Control constitutes an "excess parachute payment" as defined in Section 280G of the Code subject to the excise tax provisions of Section 4999 of the Code, or any successor sections thereof, Employee shall be entitled to receive from CNS, in addition to any other amounts payable hereunder, an amount which shall be equal to such excise tax, plus, on a net after-tax basis, an amount equal to the aggregate amount of any interest, penalties, fines or additions to any tax, including income tax, which are imposed in connection with the imposition of such excise tax. Such amount shall be payable to Employee as soon as may be practicable after such final determination is made. Employee and CNS shall mutually and reasonably determine whether or not such determination has occurred or whether any appeal to such determination should be made.

                  vii. Employee shall be entitled to receive all benefits payable to Employee under the CNS, Inc. Profit Sharing Plan and Trust or any successor of such Plan and Trust and any other plan or agreement relating to retirement benefits, and, in addition, if Employee is not fully vested in his account balance under such Plan, a single lump sum payment in cash from CNS representing the nonvested portion of his account, which shall be in addition to, and not reduced by, any other amounts payable to Employee under this paragraph 8.

                  viii. Employee shall not be required to mitigate the amount of any payment provided for in this paragraph 8 by seeking other employment or



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                           otherwise, nor shall the amount of any payment or
                           benefit provided for in this paragraph 8 be reduced by any compensation earned by Employee as the result of employment by another employer or by retirement benefits after the Date of Termination, or otherwise except as specifically provided in this paragraph 8.

                  ix. In order to assure the performance of CNS or its successor of its obligations under this paragraph, CNS may deposit in trust an amount equal to the maximum payment that will be due Employee under the terms hereof. Under a written trust instrument, the Trustee shall be instructed to pay to Employee (or Employee's legal representative, as the case may be) the amount to which Employee shall be entitled under the terms hereof, and the balance, if any, of the trust not so paid or reserved for payment shall be repaid to CNS. If CNS deposits funds in trust, payment shall be made no later than the occurrence of a Change in Control. If and to the extent there are not amounts in trust sufficient to pay Employee under this Agreement, CNS shall remain liable for any and all payments due to Employee. In accordance with the terms of such trust, at all times during the term of this Agreement, Employee shall have no rights, other than as an unsecured general creditor of CNS, to any amounts held in trust and all trust assets shall be general assets of CNS and subject to the claims of creditors of CNS. Failure of CNS to establish or fully fund such trust shall not be deemed a revocation or termination of this Agreement by CNS.

                  x. As a condition of receiving the Severance Payment and other benefits provided in this subparagraph 8.f and in subparagraph 8.g, Employee shall be required to sign a standard release agreement with CNS in which he agrees to release any and all claims and causes of action which he might have against CNS and in which he affirms and acknowledges his obligations under paragraphs 9, 10, 11 and 12 of this Agreement.

         g. Stock Options. Employee shall, immediately upon a Change in Control, vest in all stock options which have been granted to him and he shall be entitled to exercise all rights and to receive all benefits accruing to him under any and all CNS stock purchase and stock option plans or programs, including the CNS, Inc. 1994 Amended Stock Plan, or any successor to any such plan or program, which shall be in addition to and not reduced by any other amounts payable to Employee under this paragraph 8.

9. Confidential Information. All knowledge and information not already available to the public which Employee may acquire or has acquired with respect to product development, improvements, modifications, discoveries, designs, methods, systems, computer software, programs, codes and documentation, research, designs, formulas, instructions, methods,



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         inventions, trade secrets, services or other private or confidential matters of CNS (such as those concerning sales, costs, profits, organizations, customer lists, pricing methods, etc.), or of any third party which CNS is obligated to keep confidential, shall be regarded by Employee as strictly confidential and shall not be used by Employee directly or indirectly or disclosed to any persons, corporations or firms. All of the foregoing knowledge and information are collectively termed "Confidential Information" herein. Employee's obligations under this paragraph will not apply to any information which (a) is or becomes known to the general public under circumstances involving no breach by Employee of the terms of this paragraph, (b) is generally disclosed to third parties by CNS as a continuing practice without restriction on such third parties, (c) is approved for release by written authorization of CNS's Board, or (d) Employee is obligated by law to disclose.

10. Disclosure and Transfer of Product Developments, etc.

         a. Employee will make full and prompt disclosure to CNS or all product developments, improvements, modifications, discoveries, computer software, programs, codes and documentation, research, designs, formulas, configurations, instructions, methods and inventions (all of which are collectively termed "Developments" herein), whether patentable or not, made, discovered, conceived or first reduced to practice by Employee or under his direction during his employment, alone or with others, whether or not made or conceived during normal working hours or on the premises of CNS which relate in any material way to the business or to research or development work of CNS. Employee confirms by his acceptance of this Agreement that CNS owns and shall own all of the Developments.

         b. Employee also agrees on behalf of himself and his heirs and legal representatives that he will promptly communicate, disclose and transfer to CNS, free of encumbrances and restrictions, all of his right, title and interest in the Developments covered by subparagraph 10.a. and any patents or patent applications covering such Developments and to execute and deliver such assignments, patents and applications, and any other documents as CNS may direct, and to cooperate fully with CNS to enable it to secure any patents or otherwise protect such Developments in any and all countries. Employee shall assign to CNS any and all copyrights and reproduction rights to all material prepared by Employee in connection with his employment.

         c. Notwithstanding subparagraphs 10.a. and b., however, this paragraph 10 shall not apply to Developments for which no equipment, supplies, facility or trade secret information of CNS was used and which was developed entirely on the Employee's own time, and (1) which do not relate (a) directly to the business of CNS or (b) to CNS's actual or demonstrably anticipated research or development, or (2) which does not result from any work performed by Employee for CNS.



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         This will confirm that Employee's obligations to CNS under paragraphs
         9, 10 and 11 will continue after the termination of Employee's employment.

11. Non-Competition. During the term of Employee's employment by CNS and for twelve (12) months thereafter, Employee shall not directly or indirectly engage in, enter into or participate in the business of CNS or in any business or commercial activity which does or is reasonably likely to compete with or adversely affect the Business or products of CNS, either as an individual for Employee's own account, as a partner or a joint venturer, or as an officer, director, consultant or holder of more than five percent (5%) of the entity interest in, any other person, firm, partnership or corporation, or an employee, agent or salesman for any person. In addition, during such period Employee shall not: avail himself of any advantages or acquaintances he has made with any person who has, within the twelve (12) month period ended on the date of termination of his employment, been a customer of CNS or its affiliates, and which would, directly or indirectly, materially divert business from or materially and adversely affect the Business of CNS; interfere with the contractual relations between CNS and any of its employees; or employ or cause to be employed in any capacity or retain or cause to be retained as a consultant any person who was employed in any capacity by CNS during the twelve (12) month period ended on the date of termination of Employee's employment.

         For purposes of this Agreement, the "Business of CNS" or "Business" means and includes the business of the manufacture, production, sale, marketing and distribution of the Breathe Right strip and any other products currently offered or currently under development by CNS or offered or currently under development by CNS during one (1) year prior to the date of termination of Employee's employment.

         Inasmuch as the activities of CNS are conducted on an international basis, the restrictions of this paragraph 11 shall apply throughout the United States, Canada, Japan and Europe.

12. Non-Solicitation. During the term of Employee's employment by CNS and for twelve (12) months thereafter, Employee shall not directly or indirectly solicit any current or prospective CNS customer, broker, vendor or distributor for the purpose of providing products or services for or on behalf of said customer, broker, vendor or distributor which are competitive with the products or services being provided by CNS, which are in the development stages of being competitive with the products or services being provided by CNS, or which would in any way cause said customer, broker, vendor or distributor to discontinue or reduce its business relationship with CNS. Current CNS customers, brokers, vendors or distributors include those customer, brokers, vendors or distributors with whom CNS has had a business relationship at any time within one year immediately preceding Employee's termination date. Prospective CNS customers, brokers, vendors and distributors include those with whom (a) a CNS representative has been in direct personal contact and (b) CNS has a reasonable opportunity of entering into a business

Executive Employment Agreement
Page 13

         relationship within six months following Employee's termination date. Employee also agrees that during his employment in the one year period following his employment, he will not directly or indirectly solicit any CNS employees to terminate his or her employment with CNS. This Employee non-solicitation obligation applies to Employees of CNS during Employee's employment and as of his termination date.

13. Remedies. Employee acknowledges that the restrictions set forth in paragraphs 9, 10,11 and 12 hereof are reasonably necessary to protect legitimate business interests of CNS. It is understood that if Employee violates his obligations under any of these paragraphs, CNS would suffer irreparable harm for which a recovery of money damages would be an incomplete and inadequate remedy. It is therefore agreed that CNS, in addition to any remedies at law, shall be entitled, as a matter of right, in any court of competent jurisdiction, to a mandatory injunction restraining Employee pending litigation, as well as upon final determination thereof, from violating this Agreement. In addition, CNS will discontinue payment to Employee of any Severance or Salary Continuation Payments, benefits or bonus which he may be entitled to receive or is receiving under paragraphs 6, 7 or 8 hereunder or otherwise, in the event of his violation of any of his obligations under this Agreement. In the event of cessation of payments and benefits, Employee's release of his claims against CNS shall remain valid and fully enforceable in consideration of the benefits which Employee received prior to set breach.

14. Severability. The parties intend that the covenants and agreements contained herein shall be deemed to be a series of separate covenants and agreements, one for each and every state of the United States and political subdivision outside the United States where the business described is conducted. If, in any judicial proceeding, a court shall refuse to enforce any of the separate covenants deemed included in such action, then such unenforceable covenants shall be deemed eliminated from the provisions of this Agreement for the purpose of such proceeding to the extent necessary to permit the remaining covenants to be enforced in such proceeding. Further, in the event that any provision is held to be overbroad as written, such provision shall be deemed amended to narrow its application to the extent necessary to make the provision enforceable according to applicable law and enforced as amended.

15.      Binding Effect.



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Executive Employment Agreement
Page 14

         a. CNS will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets as defined in subparagraph 8.a of CNS to expressly assume and agree to perform this Agreement in the same manner and to the same extent that CNS would be required to perform it if no such succession had taken place, in which case, the term "CNS" as used in this Agreement shall instead refer to CNS' successor. Failure of CNS to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle Employee to compensation from CNS in the same amount and on the same terms as he would be entitled hereunder if he terminated his employment for Good Reason following a Change in Control, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination.

         b. This Agreement shall inure to the benefit of and be enforceable by Employee's personal or legal representatives, successors, heirs, and designated beneficiaries. If Employee should die while any amount would still be payable to Employee hereunder if Employee had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Employee's designated beneficiaries, or, if there is no such designated beneficiary, to Employee's estate.

16. Entire Agreement. From and after the date of this Agreement the terms and provisions of this Agreement constitute the entire agreement between the parties and this Agreement supersedes any previous oral or written communications, representations, or agreements with respect to any subject, including the subject matter of compensation, bonus, participation and profit sharing and termination compensation.

17. Waiver and Interpretation. The waiver by either party of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach by the breaching party. No waiver shall be valid unless in writing and signed by the party providing such waiver. If any provision of this Agreement is held by any court to be unenforceable, then such provision shall be deemed to be eliminated from the Agreement to permit enforceability of the remaining provisions. If any provision is held to be overbroad, such provision shall be amended to narrow its application to the extent necessary for enforceability. For purposes of the release agreement which Employee shall be required to execute as a condition of receiving any payments and benefits hereunder, "CNS", as referred to in this Agreement, shall include CNS and all its affiliates, shareholders, officers, directors, employees, agents, attorneys, insurers and indemnitors.

Executive Employment Agreement
Page 15

18. Applicable Law. All questions pertaining to the validity, construction, execution and performance of this Agreement shall be construed and governed in accordance with the laws of the State of Minnesota. The parties consent to the personal jurisdiction of the State of Minnesota, waive any argument that such a forum is not convenient, and agree that any litigation relating to this Agreement shall be venued in Minneapolis, Minnesota.

19. Tax Withholding. CNS may withhold from any payment of benefits under this Agreement (and forward to the appropriate taxing authority) any taxes required to be withheld under applicable law.

20. Notice. Any notice required or desired to be given under this Agreement shall be deemed given if in writing sent by certified mail to his residence in the case of Employee, or to its principal office in the case of CNS.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first set forth above.

                                   CNS, INC.

                                   By     /s/ Marti Morfitt
                                      -----------------------------------------

                                      Its     President & COO
                                          -------------------------------------



                                   EMPLOYEE

                                          /s/ Teri Osgood
                                   --------------------------------------------
                                   Teri Osgood

                         EXECUTIVE EMPLOYMENT AGREEMENT

                                    EXHIBIT A

NAME:     Teri Osgood

DATE:    February 12, 1999

POSITION:  VP, New Business Commercialization

DEPARTMENT:  New Business Commercialization

BASE SALARY:  $155,000

CAR ALLOWANCE: (INCLUDE ONLY IF APPLICABLE)  $500.00/month

MANAGEMENT INCENTIVE PLAN LEVEL:  15 at Threshold
                                  30 at Plan
                                  60 at Maximum